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                                                              EXHIBIT 99(b)(1)



December 16, 1996


Mr. John Grosso
Chief Executive Officer
PCA International, Inc.
815 Matthews-Mint Hill Road
Matthews, NC 28105

RE:      Acquisition Financing

Dear Mr. Grosso:

You have advised us that PCA International, Inc. (the "Borrower") intends to make an offer (the "Offer") to acquire American Studios, Inc. (the "Target Company") (hereinafter the acquisition of Target Company may be referred to as the "Acquisition"). The Acquisition will be structured as an initial tender offer (the "Tender Offer"), followed by a merger (the "Merger"). You have advised us that $80 million in senior and subordinated tender facilities will be required to finance the Tender Offer and to provide for interim working capital and general corporate purposes and that $100 million in permanent senior and subordinated debt financing will be required to refinance the tender facilities, to close the Merger, to pay the costs and expenses related to the Merger and to provide for ongoing general corporate purposes after completion of the Merger and that no external financing other than the financing described herein will be required in connection with the Merger.

In connection with the foregoing, NationsBank, N.A. ("NationsBank" or the "Agent") is pleased to advise you of its commitment to provide the full principal amount of the Credit Facilities described in the term sheet attached hereto as Annex I (the "Term Sheet"). NationsBanc Capital Markets, Inc. ("NCMI") is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

The commitments of NationsBank and NCMI hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NCMI in their sole discretion:

         (a) each of the terms and conditions set forth herein;
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PCA International, Inc.
December 16, 1996
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         (b) each of the terms and conditions set forth in the Term Sheet;

         (c) execution by the Borrower, the Target Company and/or other appropriate parties of the definitive merger or purchase agreement and other related documentation relating to the Acquisition, in form and substance satisfactory to NationsBank and NCMI;

         (d) execution by the Borrower, NationsBank and NCMI of a fee letter related to the Credit Facilities;

         (e) the negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities consistent with the Term Sheet and otherwise satisfactory to NationsBank and NCMI; and

         (f) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NCMI in their sole discretion.

NationsBank will act as Agent for the Credit Facilities and NCMI will act as Arranger and Syndication Agent for the Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NCMI.

Furthermore, the commitments of NationsBank and NCMI hereunder are based upon the financial and other information regarding the Borrower, the Target Company and their respective subsidiaries previously provided to NationsBank and NCMI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NCMI, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Target Company and their subsidiaries taken as a whole. If the continuing review by NationsBank and NCMI of the Borrower or the Target Company discloses information relating to conditions or events not previously disclosed to NationsBank and NCMI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NCMI which NationsBank and NCMI in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower or the Target Company, NationsBank and NCMI may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

You agree to actively assist NationsBank and NCMI in achieving a syndication of the Credit Facilities that is satisfactory to NationsBank, NCMI and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NCMI under the structure
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PCA International, Inc.
December 16, 1996
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outlined in the Term Sheet you agree to cooperate with NationsBank and NCMI in developing an alternative structure that will permit a satisfactory syndication of the Credit Facilities (but without effect on the obligations of NationsBank hereunder and without any obligation to agree to changes in the structure that would be materially adverse to the interests of the Borrower). Syndication of the Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the Target Company, and the proposed Lenders. To assist NationsBank and NCMI in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NCMI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NCMI to complete syndication, including but not limited to information and evaluations prepared by the Borrower and the Target Company and their advisors, or on their behalf, relating to the Acquisition, (b) assist NationsBank and NCMI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities and (c) otherwise assist NationsBank and NCMI in their syndication efforts, including by making available officers and advisors of the Borrower and the Target Company and their subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and the Target Company and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Target Company (except as described in this letter) during such syndication process unless otherwise agreed to by NationsBank and NCMI.

It is understood and agreed that NationsBank and NCMI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NCMI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrower and the Target Company that have been or are hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable
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PCA International, Inc.
December 16, 1996
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assumptions at the time that the Projections were made.  You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Credit Facilities so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Credit Facilities, NationsBank and NCMI will be using and relying on the Information and the Projections without independent verification thereof.

By executing this letter agreement, you agree to reimburse NationsBank and NCMI from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to NationsBank and the other Lenders) incurred in connection with the Credit Facilities and the preparation of the definitive documentation for the Credit Facilities and the other transactions contemplated hereby.

In the event that NationsBank or NCMI becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Borrower will reimburse NationsBank and NCMI for their legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NCMI. The Borrower also agrees to indemnify and hold harmless NationsBank, NCMI and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter (including specifically without limitation the Offer and the Acquisition) unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank or NCMI or any other Indemnified Party.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank and NCMI hereunder.

As described herein and in the Term Sheet, NCMI will act as Arranger and Syndication Agent for the Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NCMI certain fees payable to NationsBank in such manner as NationsBank and NCMI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NCMI) any information relating to the Credit Facilities, the Borrower, the Target Company, and their subsidiaries and affiliates.

This letter agreement may not be assigned by the Borrower without the prior written consent of NationsBank and NCMI.
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PCA International, Inc.
December 16, 1996
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If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement and the related fee letter no later than the close of business on December 17, 1996. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the fee letter and, without limiting the more specific terms hereof and of the Term Sheet and fee letter, you agree upon acceptance of this commitment to pay the fees on the date and in the amounts set forth in the Term Sheet and the fee letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on (i) March 31, 1997 unless the Senior Tender Offer Facility and the Senior Subordinated Facility are closed by such time and (ii) if the Senior Tender Offer Facility and the Senior Subordinated Facility are closed, on June 30, 1997 unless the Permanent Facilities are closed by such time.

Except as required by applicable law, this letter and the contents hereof shall not be disclosed by you to any third party (including the Target Company) without the prior consent of NationsBank and NCMI, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that, after acceptance of this letter by you by execution in the space provided below, you may disclose the terms of this letter (but not the related fee letter) to the Target Company in connection with the Offer. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter and the related fee letter.

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and fee letter, embodies the entire agreement and understanding among NationsBank, NCMI and the Borrower with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NCMI to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.


                                  Very truly yours,

                                  NATIONSBANK, N.A.

                                  By:
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                                  Title:
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                                  NATIONSBANC CAPITAL MARKETS, INC.
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PCA International, Inc.
December 16, 1996
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                                          By:
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                                          Title:
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ACCEPTED AND AGREED TO:

PCA INTERNATIONAL, INC.

By:
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Date:
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